MDU RESOURCES GROUP, INC.

DIRECTORS' COMPENSATION POLICY

Each Director who is not a full-time employee of the Company shall receive compensation made up of annual cash retainers and common stock.  Each Director is also eligible for awards under the Non-Employee Director Long-Term Incentive Compensation Plan.

Director Compensation

Annual Cash Retainers

Base Retainer (effective June 1, 2009)	$55,000

Additional Retainers:

Non-Executive Chairman of the Board
(effective January 1, 2009)	75,000

Lead Director, if any	33,000

Chairman of Audit Committee	10,000

Chairman of Compensation Committee	5,000

Chairman of Nominating and Governance Committee	5,000

Such cash retainers shall be paid in monthly installments.

The MDU Resources Group, Inc. Deferred Compensation Plan for Directors (as amended and restated effective May 15, 2008) permits a Director to defer all or any portion of the annual cash retainers, as well as any other cash compensation paid for service as a Director.  The amount deferred is recorded in each participant's deferred compensation account and credited with income in the manner prescribed in the Plan.  For further details, reference is made to the Plan, a copy of which is attached.

Common Stock

Each Director shall receive 4,050 shares of Common Stock by the 15th business day following the annual meeting of stockholders, pursuant to the Non-Employee Director Stock Compensation Plan, effective April 25, 1995, as amended, or the  Non-Employee Director Long-Term Incentive Compensation Plan.  A Director may decline a stock payment for any plan year, in writing in advance of the plan year to which stock payment relates.  No cash compensation shall be paid in lieu thereof.

By written election a Director may reduce his or her annual cash retainers and have that amount applied to the purchase of additional shares pursuant to the Non-Employee Director Stock Compensation Plan.  The election must be made on a form provided by the administrative committee and returned to the committee by the last business day of the year prior to the year in which the election is to be effective.  The election remains in effect until changed or revoked.  No election may be changed or revoked for the current year, but may be changed for a subsequent year.  For further details, reference is made to the Non-Employee Director Stock Compensation Plan, a copy of which is attached.

Travel Expense Reimbursement

All Directors will be reimbursed for reasonable travel expenses incurred while serving as a Director, including spouse’s expenses, in connection with attendance at meetings of the Company’s Board of Directors and its committees.  If the travel expense is related to the reimbursement of commercial airfare, such reimbursement will not exceed full-coach rate.  If the travel expense is related to reimbursement of non-commercial airfare, such reimbursement will not exceed the rate for comparable travel by means of commercial airline at the first-class rate.  Spousal travel expenses paid by the Company are treated as taxable income to the Director.  See the paragraph below entitled "Code Section 409A" for further rules relating to travel expense reimbursements.

Directors' Liability

Article Seventeenth of the Company's Restated Certificate of Incorporation provides that no Director of the Company shall be liable to the Company or its stockholders for breach of fiduciary duty as a Director, with certain exceptions stated below.  Section 7.07 of the Company's Bylaws requires the Company to indemnify fully a Director against expenses, attorneys fees, judgments, fines and amounts paid in settlement of any suit, action or proceeding, whether civil or criminal, arising from an action of a Director by reason of the fact that the Director was a Director of MDU Resources Group, Inc.

There are exceptions to these protections:  breaches of the Directors' duty of loyalty to the Company or its stockholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, violation of Section 174 of the Delaware General Corporation Law (relating to unlawful declaration of dividends and unlawful purchase of the company's stock), and transactions from which the Director derived an improper personal benefit (including short-swing profits under Section 16(b) of the Securities Exchange Act of 1934).

The Company has and does maintain Directors' and Officers' liability insurance coverage with a $125 million limit.

Insurance Coverages

The Company maintains the following insurance for protection of its Directors as they carry out the business of MDU Resources Group, Inc., which shall be provided while serving as a Director:

1.	General liability and automobile liability insurance:

The Directors are afforded general and automobile liability coverage under a combination of policies with program limits to $100 million after a self-insured retention of $500,000.

2.	Fiduciary and employee benefit liability insurance:

The Directors are afforded coverage under the fiduciary and crime liability insurance of the Company. The fiduciary policy has a limit of $30 million and the crime policy has a limit of $10 million.

3.	Aircraft liability insurance:

The Company's existing aircraft liability insurance policy extends coverage while a non-owned* aircraft is used by a Director in traveling to and from Director or Board committee meetings.  This insurance coverage constitutes excess liability coverage in the amount of $200 million.

*Non-owned aircraft is defined as:  1) any aircraft registered under a “standard” airworthiness certificate issued by the FAA; 2) aircraft with a seating capacity not exceeding 40 seats; 3) aircraft that are not owned by MDU Resources Group, Inc. or any of its subsidiaries; 4) aircraft that are not partly or wholly owned by or registered in the Director’s name or the name of any Director’s household member.

4.	Travel and sojourn insurance:

All Directors are protected by a group insurance policy with coverage of $250,000 that provides 24-hour accident protection while traveling on Company business.

Coverage in all instances begins at the actual start of a business trip and ends when the Director returns to his/her home or regular place of employment.

The beneficiary of the insurance will be that beneficiary recorded on a beneficiary designation card provided by the Company.

5.	Group life insurance:

All outside Directors are protected by a non-contributory group life insurance policy with coverage of $100,000.

The coverage begins the day the Director is elected to the Board of Directors and terminates when the Director ceases to be an outside Director.

A Certificate of Insurance shall be provided to the Director and the beneficiary of the insurance will be that beneficiary recorded on a beneficiary designation card provided by the Company.

This protection is considered taxable compensation under current tax laws.  Consequently, the Company will provide each Director annually on Form 1099 the amount of taxable income related to this coverage.

Hedging Stock Ownership

Directors are not permitted to hedge their ownership of Company common stock.  Hedging strategies include but are not limited to zero-cost collars, equity swaps, straddles, prepaid variable forward contracts, security futures contracts, exchange funds, forward sale contracts and other financial transactions that allow the Director to benefit from devaluation of the Company's stock.  Hedging strategies may allow Directors to own stock technically but without the full benefits and risks of such ownership.  Therefore, Directors are prohibited from engaging in any such transactions.

Code Section 409A

To the extent any reimbursements or in-kind benefits provided to a Director pursuant to this policy constitute “deferred compensation” under Internal Revenue Code Section 409A, any such reimbursement or in-kind benefit shall be paid in a manner consistent with Treasury Regulation Section 1.409A-3(i)(1)(iv), including the requirements that the amount of reimbursable expenses or in-kind benefits provided during a year may not affect the expenses eligible for reimbursement or in-kind benefits provided in any other year and that any reimbursement be made on or before the last day of the calendar year following the calendar year in which the expense was incurred.